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Exhibit 3.3

TRIPATH TECHNOLOGY, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS
OF THE
SERIES A PREFERRED STOCK

        (Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

        The undersigned Dr. Adya S. Tripathi, President of Tripath Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

        That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on August 4, 2000 (the "Restated Certificate of Incorporation"), the Board of Directors on January 16, 2002 adopted the following resolution creating a series of 865,200 shares of Preferred Stock designated as Series A Preferred Stock:

        RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, a Series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as set forth in the Certificate of Designation of Preferences and Rights of the Series A Preferred Stock attached as Exhibit E hereto.

        IN WITNESS WHEREOF, I have executed this Certificate and do affirm under penalty of perjury that the foregoing is the act and deed of the Corporation and that the facts stated herein are true as of this 22nd day of January, 2002.

/s/ DR. ADYA S. TRIPATHI
Dr. Adya S. Tripathi, President

        1.    DESIGNATION AND AMOUNT.

        The initial Series of Preferred Stock shall be designated Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"). The number of shares initially constituting the Series A Preferred Stock shall be eight hundred sixty-five thousand two hundred (865,200) shares. The Series A Preferred Stock shall have the powers, preferences and rights, and the qualifications, limitations and restrictions set forth below.

        2.    DIVIDENDS.

        The holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), dividends at the rate of eight percent (8%) of the Original Series A Price (as defined in Section 6(a) below) as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each a "Recapitalization Event"), per share per annum. No dividend may be declared or paid on any shares of Common Stock unless the dividends on the Series A Preferred Stock have first been paid in its entirety. The right to dividends on shares of the Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any period nor shall any undeclared or unpaid dividend bear or accrue interest.

        3.    LIQUIDATION.

          (a)  Liquidation defined. "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction. For purposes of this Section 3, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

          (b)  Preference. The holders of Series A Preferred Stock shall be entitled to receive prior and in preference to any distribution of any assets or property of the Corporation to the holders of Common Stock by reason of their ownership hereof, an amount equal to the applicable Original Series A Price (as defined in Section 6(a) below) (as adjusted for any Recapitalization Event) plus an amount equal to all declared and unpaid dividends with respect thereto. If upon the occurrence of such event, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amount which they would be entitled to receive pursuant to the preceding sentence of this Section 3(b).

          (c)  Remaining Assets; Final Distribution. After full payment has been made to the holders of Series A Preferred Stock pursuant to Section 3(b), any remaining assets, including funds legally available for distribution hereunder, shall be distributed ratably among the holders of Common Stock based on the number of shares of Common Stock held by each.

          (d)  Consent to Distributions. Each holder of Series A Preferred Stock shall be deemed to have consented to distributions made by the Corporation or its subsidiaries in connection with the repurchase of shares of the Corporation's capital stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase.

        4.    VOTING RIGHTS.

        The holders of shares of Series A Preferred Stock shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware. Upon conversion of the Series A Preferred Stock into Common Stock, the holders shall have the same voting rights as all other holders of Common Stock.

        5.    REDEMPTION RIGHT.

          (a)  Redemption Date and Price. Subject to the rights of series of Preferred Stock which may from time to time come into existence, in the event that the Corporation is unable to obtain approval of the issuance and conversion of the Series A Preferred Stock by the holders of Common Stock of the Corporation (the "Stockholder Approval") within forty-five (45) days after the date on which the Series A Preferred Stock is first issued by the Corporation, then at any time after such forty-fifth day, and subject to Section 5(d) below, but on a date (the "Redemption Date") within ten (10) business days after receipt by the Corporation of a written request (a "Redemption Election") from the holders of then outstanding Series A Preferred Stock that all or some of the shares of such series be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem the number of shares specified in the Redemption Election in accordance with the procedures set forth in this Section 5 by paying therefor a sum equal to the Original Series A Price (as defined in Section 6(a) below) per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared and unpaid dividends on such shares, plus interest at a rate of 3% per annum, based on a 365 day year (the "Redemption Price"); provided however, that should the Corporation be unable to obtain Stockholder Approval within forty-five days after the date on which the Series A Preferred Stock is first issued by the Corporation due to action taken by the Securities and Exchange Commission or any other regulatory agency ("Government Action"), including review by the Securities and Exchange Commission of the Proxy Statement filed in connection with the Stockholder Approval, then the forty-five day Stockholder Approval period shall be extended during such Government Action, but in no event shall such period be extended by more than one hundred twenty (120) days. Any redemption effected pursuant to this Section 5 shall be made available on a pro rata basis among all of the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by such holders.

          (b)  Procedure. Subject to the rights of series of Preferred Stock which may from time to time come into existence, within five (5) days following its receipt of the Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). The holder of any shares of Series A Preferred Stock may exercise such holders' redemption rights as to such shares or any part thereof, subject to the limitations set forth in Section 5(c) hereof, by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock or at such other place as may designated by the Corporation in the Redemption Notice, at any time within fifteen (15) days following the date of receipt of such Redemption Notice by the holder, a written notice (each a "Holder's Notice") stating that such holder elects to have redeemed all or part of the shares of Series A Preferred Stock held by the holder which are eligible for redemption in accordance with the Redemption Notice. On or after the Redemption Date, each holder of Series A Preferred Stock that has elected to have shares of Series A Preferred Stock redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. As promptly as practicable after receipt of the surrendered certificate or certificates (and in no event more than 5 days following the Redemption Date) the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the holder, a check for cash or by wire transfer to an account designated by the holder with respect to the shares so redeemed. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (c)  Effect of Redemption, Insufficient Funds. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Holder's Notice (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to the Shares of Series A Preferred Stock for which each holder has requested redemption on such date pursuant to a Holder's Notice. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

          (d)  Termination of Redemption Right. The redemption right set forth in this Section 5 shall terminate immediately following the date on which the holders of Common Stock of the Corporation approve the issuance of the Series A Preferred Stock.

        6.    CONVERSION.

          (a)  Conversion. Each share of Series A Preferred Stock shall be automatically converted to Common Stock without the payment of any additional consideration by the holder thereof immediately following the date on which the Stockholder Approval is obtained, at the office of the Corporation or any transfer agent of the Corporation for the Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible at the conversion rate into such number of shares of Common Stock determined by dividing the Original Series A Price by the Series A Conversion Price (determined as provided herein) in effect at the time of conversion. The "Original Series A Price" shall be $30.00 and the initial "Series A Conversion Price" shall be $1.50; provided, however, that with respect to shares of Series A Preferred Stock purchased pursuant to Warrants issued pursuant to the Securities Purchase Agreement dated January 22, 2002 (the "Securities Purchase Agreement") between the Corporation and the initial investors set forth therein (the "Initial Investors"), the Original Series A Price shall be $39.00 and the Series A Conversion Price shall be $1.95. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the "Series A Conversion Rate" of the Series A

  Preferred Stock. The Series A Conversion Price shall be subject to adjustment as set forth in Section 6(b) below.

          (b)  Adjustments to Series A Conversion Price.

              (i)  Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the date on which the Series A Preferred Stock is first issued by the Corporation (the "Series A Original Issue Date"), the Series A Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

            (ii)  Distributions Other Than Cash Dividends Out of Retained Earnings. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise adjusted in this Section 6(b)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred Stock.

            (iii)  Adjustment for Common Stock Dividends and Distributions. If, after the Series A Original Issue Date, the Corporation at any time or from time to time makes, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction of (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this Section 6(b)(iii) to reflect the actual payment of such dividend or distribution.

            (iv)  Reclassifications and Reorganizations. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Series A Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder had converted the holder's shares of the Series A Preferred Stock into Common Stock. The provisions of this Section 6(b)(iv) shall similarly apply to successive reorganizations, reclassifications, consolidations or corporate sales.

          (c)  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

          (d)  Mechanics of Conversion. Following the date on which Stockholder Approval is obtained, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

          (e)  Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock. The fair market value of the Common Stock shall be deemed to be the average of the closing prices per share for the five trading days prior to the day in question. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock.

          (f)    No Dilution or Impairment. Without the consent of the Series A Preferred Stock in accordance with Section 6, the Corporation will not amend this Certificate of Designation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment.

          (g)  Status of Converted Shares. No shares of Series A Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion be appropriately canceled on the books of the Corporation and shall be restored to the status of authorized but unissued Preferred Stock of the Corporation, undesignated as to series.

          (h)  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        7.    NOTICES.

        All notices, requests and other communications shall be in writing addressed to the Corporation at its principal office or to the holders of Series A Preferred Stock at their addresses appearing on the stock ownership records of the Corporation and delivered by a nationally recognized overnight mail carrier, certified mail return receipt requested or facsimile. Any notice sent by nationally-recognized overnight mail carrier shall be deemed to be delivered on the expected date of delivery. Any notice sent by certified mail, return receipt requested, shall be deemed to be delivered 3 days after mailing. Any notice sent by facsimile shall be deemed delivered upon the receipt by sender of written confirmation of transmission.

        8.    PROTECTIVE PROVISIONS.

          (a)  Amendment or Repeal. The Corporation shall not amend or repeal any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock without the consent of the holders of a majority of the Series A Preferred Stock then outstanding.

          (b)  Issuances of Securities; Debt. So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of a majority of the then outstanding Series A Preferred Stock, (i) authorize or issue, or obligate itself to issue, any other equity security or debt security (including any security convertible into or exercisable for any equity security) except in connection with the acquisition of another entity or a strategic licensing, development or supply relationship approved by the Board of Directors, (ii) create, incur, assume or suffer to exist, or cause or permit any indebtedness for borrowed money other than in accordance with a credit facility of up to ten million dollars ($10,000,000) with a bank or financial institution to be established following January 22, 2002 (the "Credit Facility"), or (iii) increase the Corporation's borrowing capacity under the Credit Facility, until such date that the Initial Investors of at least a majority of the outstanding shares of Series A Preferred Stock have initiated redemption of their shares under the terms of Section 5 above.

  Permitted Actions. The prohibitions and rights provided in this Section 8 will not apply to the issuance of (i) shares of Common Stock issued by the Corporation pursuant to stock dividends, stock splits, recapitalizations, and similar transactions; (ii) shares of Common Stock issued upon conversion of shares of Series A Preferred Stock; (iii) shares of Common Stock or options exercisable for such shares issued or issuable by the Corporation to officers, employees, or consultants of the Corporation or a stock option plan with the prior approval of the Board of Directors of the Corporation; (iv) warrants to purchase shares of common stock issued in connection with the establishment of the Credit Facility and the shares obtained upon exercise or conversion of such warrants; (v) shares of Series A Preferred Stock issued on terms not more favorable than the terms set forth in the Securities Purchase Agreement; (vi) warrants to purchase shares of Series A Preferred Stock issued to the Initial Investors pursuant to the Securities

  Purchase Agreement and the shares obtained upon exercise of such warrants; and (vii) the right to purchase units issued to Emerging Growth Equities, Ltd. pursuant to the Securities Purchase Agreement, each unit consisting of shares of Series A Preferred Stock and warrants to purchase additional shares of Series A Preferred Stock, and shares obtained upon exercise of such right and warrants.

        9.    STATUS OF CONVERTED SHARES.

        If shares of Series A Preferred Stock are converted pursuant to Section 6 hereof, the shares so converted shall, upon the filing of a certificate with the Delaware Secretary of State, resume the status of authorized but unissued shares of Preferred Stock of the Corporation.

        10.    AMENDMENTS AND WAIVERS.

        Any right, preference, privilege or power of, or restriction provided for the benefit of, the Series A Preferred Stock set forth herein may be amended and the observation thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Corporation and the affirmative vote or written consent of the holders of not less than a majority of the shares of Series A Preferred Stock then outstanding, and any amendment or waiver so effected shall be binding upon the Corporation and all holders of Series A Preferred Stock.

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TRIPATH TECHNOLOGY, INC. CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF THE SERIES A PREFERRED STOCK